Term sheet no. 1 to

Prospectus dated May 30, 2006

Prospectus supplement dated May 30, 2006

Product supplement no. 910-I dated March 6, 2008

Registration Statement no. 333-134553

Dated March 6, 2008

Rule 433

Preliminary Terms and Conditions, March 6, 2008

Annual Review Notes with Contingent Principal Protection

Linked to the Common Stock of a Single Reference Stock Issuer

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the base prospectus dated May 30, 2006, the MTN prospectus supplement dated May 30, 2006, product supplement no. 910-I dated March 6, 2008 and other documents that Lehman Brothers Holdings Inc. has filed with the SEC for more complete information about Lehman Brothers Holdings Inc. and this offering. Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 910-I, this term sheet and any other relevant terms supplement and any relevant free writing prospectus for complete details. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term. Alternatively, Lehman Brothers Inc., or any other dealer participating in the offering will arrange to send you the base prospectus, the MTN prospectus supplement, product supplement no. 910-I, this term sheet and any other relevant terms supplement and the final pricing supplement (when completed) if you request it by calling your Lehman Brothers Inc. sales representative, such other dealer or 1-888-603-5847.

This term sheet relates to two (2) separate note offerings. Each issue of offered notes is linked to only a single Reference Stock and not to a basket or index of some or all of the Reference Stocks. You may participate in either or both of the two (2) note offerings.

Summary Description

The notes are designed for investors who seek early exit prior to maturity at a premium if the closing price of the Reference Stock is at or above its Call Price on any of the three annual Review Dates. If the notes are not called and such Reference Stock’s price never closes below such Reference Stock’s Trigger Price you will receive a cash payment equal to your initial investment of $1,000 per note; provided, however, that you may lose all of your principal if the price of the applicable Reference Stock closes below the applicable Trigger Price on any trading day during the Observation Period, as described below. Investors should be willing to forgo interest and dividend payments during the term of the notes and be willing to lose up to 100% of their principal.

Reference Stock Issuer *	Page Number	Ticker Symbol	Principal Amount	Annual Call Premium	Trigger Price	Initial Share Price**	CUSIP	ISIN
General Electric Company	TS-5	GE	$[TBD]	14.35%	75% of the Initial Share Price	$[TBD]	5249086Z8	US5249086Z85
General Motors Corporation	TS-8	GM	$[TBD]	32.55%	75% of the Initial Share Price	$[TBD]	5249086T2	US5249086T26
*	The Reference Stock Issuer may be changed in certain circumstances. See “Description of Notes—Anti-dilution Adjustments—Reorganization Events” in the accompanying product supplement no. 910-I for further information.
**	The Initial Share Price is equal to the closing price of the Reference Stock on the Pricing Date divided by the then applicable Stock Adjustment Factor.

Key Terms

Issuer:	Lehman Brothers Holdings Inc. (A+/A1/AA-)†
Issue Price:	$1,000 per note
Pricing Date:	March 25, 2008‡
Settlement Date:	March 31, 2008‡
Maturity Date:	March 31, 2011‡††
Review Dates:	March 26, 2009‡†† (the “First Review Date”), March 25, 2010‡†† (the “Second Review Date”) and March 25, 2011‡†† (the “Final Review Date”).
Call Settlement Date:

Three business days following the Review Date on which the notes are called. If the notes are not called there will be no Call Settlement Date. Instead, you will receive the Payment at Maturity, if any, on the Maturity Date.

Term:	3 years

Reference Stock:	The common stock of the applicable Reference Stock Issuer. See “The Reference Stocks.”
Automatic Call:	The notes will be called if the closing price of the applicable Reference Stock on any Review Date is above or equal to the Call Price.
Payment upon Automatic Call:

If the notes are called, on the applicable Call Settlement Date you will receive your principal of $1,000 plus a cash payment equal to $1,000 multiplied by the Call Premium applicable to such Review Date for each $1,000 principal amount note. Accordingly, your Payment upon Automatic Call will be calculated as follows:

$1,000 + [$1,000 × the applicable Call Premium]

Call Premium:	The Call Premiums applicable for each Review Date for notes linked to each Reference Stock are found below. General Electric Company

Review Date	Call Premium	Total Payment upon Automatic Call	Call Settlement Date
March 26, 2009	14.35%	$1,143.50	April 1, 2009
March 25, 2010	28.70%	$1,287.00	March 31, 2010
March 25, 2011	43.05%	$1,430.50	March 31, 2011

General Motors Corporation
Review Date	Call Premium	Total Payment upon Automatic Call	Call Settlement Date
March 26, 2009	32.55%	$1,325.50	April 1, 2009
March 25, 2010	65.10%	$1,651.00	March 31, 2010
March 25, 2011	97.65%	$1,976.50	March 31, 2011

Call Price:	100% of the applicable Initial Share Price of each Reference Stock.

Payment at Maturity:

If the notes are not called and a Trigger Event has not occurred during the Observation Period, you will receive a cash payment of $1,000 per $1,000 principal amount note.

If the notes are not called and a Trigger Event has occurred, at maturity you will receive, instead of the principal amount of your notes, the number of shares of the applicable Reference Stock equal to the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof). If we deliver shares of the applicable Reference Stock, any fractional shares will be paid in cash. The market value of the Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of your notes and may be zero. Accordingly, you may lose some or all of your principal if you invest in the notes.

Trigger Event:	A Trigger Event occurs if, on any trading day during the Observation Period, the closing price of the applicable Reference Stock is below the applicable Trigger Price.

Trigger Price:	The closing price of a Reference Stock that is 75% of the Initial Share Price.

Observation Period:	The period from, and excluding, the Trade Date to, and including, the Final Review Date.

Initial Share Price:	The closing price of the applicable Reference Stock on the Pricing Date, divided by the then applicable Stock Adjustment Factor.

Final Share Price:	The closing price of the applicable Reference Stock on the Final Review Date.

Physical Delivery Amount:	The number of shares of the Reference Stock, per $1,000 principal amount note, equal to $1,000 divided by the Initial Share Price. (Any fractional shares will be paid in cash).

Cash Value:	The amount in cash equal to the product of (1) $1,000 divided by the Initial Share Price and (2) the Final Share Price.

Stock Adjustment Factor:	For each Reference Stock, set to 1.0 on the Pricing Date, subject to adjustment under certain circumstances. See “Description of Notes —Anti-dilution Adjustments” in the accompanying product supplement no. 910-I for further information about these adjustments.

Denominations:	$1,000 per note and integral multiples of $1,000 in excess thereof.

Minimum Investment:	$10,000

‡	Expected. In the event that we make any change to the expected Pricing Date and the Settlement Date, the Review Dates and the Maturity Date will be changed so that the stated term of the notes and the frequency of Review Dates remain the same.

†

Lehman Brothers Holdings Inc. is rated A+ by Standard & Poor’s, A1 by Moody’s and AA- by Fitch. A credit rating reflects the creditworthiness of Lehman Brothers Holdings Inc. and is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating. The creditworthiness of the issuer does not affect or enhance the likely performance of the investment other than the ability of the issuer to meet its obligations.

††	Subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” or

“Description of Notes – Automatic Call,” as applicable, in the accompanying product supplement no. 910-I.

Investing in the Annual Review Notes with Contingent Principal Protection Linked to the Common Stock of a Single Reference Stock Issuer involves a number of risks. See “Risk Factors” beginning on page SS-1 of the accompanying product supplement no. 910-I and “ Selected Risk Factors” beginning on page TS-2 of this term sheet.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet, the accompanying base prospectus, MTN prospectus supplement, product supplement no. 910-I and any other relevant terms supplement. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Fees(2)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
General Electric Company		$1,000.00		$35.00		$965.00
General Motors Corporation		$1,000.00		$35.00		$965.00

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

(2)

If the notes priced today, Lehman Brothers Inc. would receive a fee of approximately 3.50% of the principal amount of the notes linked to the common stock of General Electric Company and 3.50% of the principal amount of the notes linked to the common stock of General Motors Corporation and may use up to any and all of those fees to allow selling concessions to one or more brokers and/or dealers.

LEHMAN BROTHERS

March 6, 2008

ADDITIONAL TERMS SPECIFIC TO THE NOTES

Lehman Brothers Holdings Inc. has filed a registration statement (including a base prospectus) with the U.S. Securities and Exchange Commission, or SEC, for this offering. Before you invest, you should read this term sheet together with the base prospectus, as supplemented by the MTN prospectus supplement relating to our Series I medium-term notes of which the Notes are a part, and the more detailed information contained in product supplement no. 910-I (which supplements the description of the general terms of the Notes). Buyers should rely upon the base prospectus, the MTN prospectus supplement, product supplement no. 910-I, this term sheet and any other relevant terms supplement for complete details. To the extent that there are any inconsistencies among the documents listed below, this term sheet shall supersede product supplement no. 910-I, which shall, likewise, supersede the base prospectus and the MTN prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 910-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may get these documents and other documents Lehman Brothers Holdings Inc. has filed for free by searching the SEC online database (EDGAR®) at www.sec.gov, with “Lehman Brothers Holdings Inc.” as a search term or through the links below, or by calling Lehman Brothers Inc. toll-free at 1-888-603-5847.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 910-I dated March 6, 2008:

http://www.sec.gov/Archives/edgar/data/806085/000119312508048969/d424b2.htm

—	MTN prospectus supplement dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007785/a2170815z424b2.htm

—	Base prospectus dated May 30, 2006:

http://www.sec.gov/Archives/edgar/data/806085/000104746906007771/a2165526zs-3asr.htm

As used in this term sheet, the “Company,” “we,” “us,” or “our” refers to Lehman Brothers Holdings Inc.

Selected Purchase Considerations

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Appreciation Potential: If the closing price of the applicable Reference Stock on a Review Date is equal to or above the Call Price, the notes will automatically be called and your investment will yield a payment per $1,000 principal amount note equal to the sum of $1,000 and $1,000 multiplied by the applicable Call Premium. Because the notes are our senior unsecured obligations, payment of any amount if automatically called or at maturity is subject to our ability to pay our obligations as they become due.

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Potential Early Exit with Appreciation as a Result of Automatic Call Feature: While the original term of the notes is three years, the notes will be automatically called before maturity if the closing price of the applicable Reference Stock is at or above the Call Price on a Review Date and you will be entitled to the applicable payment set forth on the cover of this term sheet.

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Certain U.S. Federal Income Tax Consequences: Lehman Brothers Holdings Inc. intends to treat, and by purchasing a note, for all tax purposes, you agree to treat, a note as a financial contract, rather than as a debt instrument.

Recent Tax Law Developments. On December 7, 2007, the Internal Revenue Service released a Notice indicating that the Internal Revenue Service and the Treasury Department are considering and seeking comments as to whether holders of instruments similar to the notes should be required to accrue income on a current basis over the term of the notes, regardless of whether any payments are made prior to maturity. In addition, the Notice provides that the Internal Revenue Service and the Treasury Department are considering related issues, including, among other things, whether gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax, whether the tax treatment of such instruments should vary depending upon the nature of the underlying asset, and whether such instruments should be subject to the special “constructive ownership rules” contained in Section 1260 of the Internal Revenue Code of 1986, as amended. It is not possible to predict what changes, if any, will be adopted, or when they will take effect. Any such changes could affect the amount, timing and character of income, gain or loss in respect of the notes, possibly with retroactive effect. Holders are urged to consult their tax advisors concerning the impact of the Notice on their investment in the notes. Subject to future developments with respect to the foregoing, Lehman Brothers Holdings Inc. intends to continue to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in the accompanying product supplement no. 910-I under the headings “Risk Factors” and “Certain U.S. Federal Income Tax Consequences.”

See “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 910-I.

Selected Risk Factors

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the applicable Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 910-I. You should reach an investment decision only after you have carefully considered with your advisers the suitability of an investment in the notes in light of your particular circumstances.

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Your Investment in the Notes May Result in a Significant Loss: The notes do not pay interest and do not guarantee any return of principal. If the notes are not called, the Payment at Maturity will be based on whether the closing price of the applicable Reference Stock is below the applicable Trigger Price on any trading day during the Observation Period; if the closing price of the applicable Reference Stock is below the applicable Trigger Price on any trading day during the Observation Period, you will receive at maturity a predetermined number of shares of the applicable Reference Stock; the Physical Delivery Amount; (or, at our election, the Cash Value thereof). The market value of the applicable Physical Delivery Amount (or, at our election, the Cash Value thereof) will be less than the principal amount of each note and may be zero. In addition, on the Pricing Date, stock prices generally in the market and stock prices for the applicable Reference Stock in particular may be significantly higher than historical averages, which could increase the likelihood of subsequent declines in stock prices and of a Trigger Event, and reduce the likelihood that the notes will be automatically called, with respect to the applicable Reference Stock. You may lose up to the entire principal amount of your notes.

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Limited Return on the Notes: Your potential gain on the notes will be limited to the applicable Call Premium for a Review Date, as set forth on the cover of this term sheet, regardless of the appreciation in the applicable Reference Stock, which may be significant. Similarly, because the determination of whether the notes will be called will be based on the closing price of the applicable Reference Stock on a limited number of Review Dates prior to the Maturity Date, your return may be adversely affected by a sudden or temporary decrease in the applicable Reference Stock’s closing price on any or all of the Review Dates. As a result, you may receive a lower return on the notes than you would if you had a direct investment in the applicable Reference Stock during the term of the notes.

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No Ownership Rights in the Applicable Reference Stock: As a holder of the notes, you will not have any ownership interest or rights in the applicable Reference Stock, such as voting rights, dividend payments or other distributions. In addition, the applicable Reference Stock Issuer will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the applicable Reference Stock and the notes.

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Dealer Incentives: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments. We will pay compensation of up to $35.00 per note to the principals, agents and dealers in connection with the distribution of the notes.

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The Notes Will Not Pay More Than the Principal Amount at Maturity, Plus Any Applicable Call Premiums, and Principal Protection is Under Limited Circumstances: Your return of principal at maturity is protected so long as a the closing price of the applicable Reference Stock does not fall below the Trigger Price on any trading day during the Observation Period. However, if the closing price of the applicable Reference Stock has fallen below the Trigger Price on any trading day during the Observation Period, you could lose the entire principal amount of your notes.

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No Affiliation With the Reference Stock Issuers: We are not affiliated with the Reference Stock Issuers. We assume no responsibility for, and make no representation regarding, the adequacy or completeness of the information about the Reference Stocks contained in this term sheet or in product supplement no. 910-I. You should make your own investigation into the Reference Stocks and the Reference Stock Issuers. We are not responsible for the Reference Stock Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.

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We Cannot Control Actions by the Reference Stock Issuers: We are not affiliated with the Reference Stock Issuers. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks. None of the money you pay us will go to either of the Reference Stock Issuers, and neither of those companies will be involved in the offering of the notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the notes in taking any corporate actions that might affect the value of your notes.

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The Reference Stock May Change Following Certain Corporate Events: Following certain corporate events relating to a Reference Stock Issuer, such as a take over or a going private transaction, the calculation agent will have the option to replace the applicable Reference Stock with the common stock of a company with the same Standard Industrial Classification Code as such Reference Stock Issuer. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a Successor Reference Stock under “Description of Notes — Anti-dilution Adjustments — Reorganization Events” in the accompanying product supplement no. 910-I.

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Lack of Liquidity: The notes will not be listed on any securities exchange. Lehman Brothers Inc. intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Lehman Brothers Inc. is willing to buy the notes. If you are an employee of Lehman Brothers Holdings Inc. or one of our affiliates, you may not be able to purchase the notes from us and your ability to sell or trade the notes in the secondary market may be limited.

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Our Affiliates’ Compensation May Serve as an Incentive to Sell You these Notes: We and our affiliates act in various capacities with respect to the notes. Lehman Brothers Inc. and other of our affiliates may act as a principal, agent or dealer in connection with the notes. Such affiliates, including the sales representatives, may derive compensation from the distribution of the notes and such compensation may serve as an incentive to sell these notes instead of other investments.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity: While the payment on any Review Date or at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Lehman Brothers Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the Maturity Date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. YOU SHOULD BE WILLING TO HOLD THE NOTES TO MATURITY.

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Potential Conflicts: We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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We and our Affiliates and Agents May Publish Research, Express Opinions or Provide Recommendations that are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Affect the Applicable Reference Stock to which the Notes are Linked or the Value of the Notes: We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. We, our affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes which are linked to the applicable Reference Stock.

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Many Economic and Market Factors Will Influence the Value of the Notes: In addition to the value of the applicable Reference Stock and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 910-I.

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Anti-Dilution Protection is Limited: For certain adjustment events affecting the applicable Reference Stock, the calculation agent will make adjustments to the Stock Adjustment Factor applicable to such Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the applicable Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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Credit of Issuer: An investment in the notes will be subject to the credit risk of Lehman Brothers Holdings Inc., and the actual and perceived creditworthiness of Lehman Brothers Holdings Inc. may affect the market value of the notes.

The Reference Stocks

Public Information

Lehman Brothers Holdings Inc. has obtained the following information regarding Reference Stock Issuers from the reports the Reference Stock Issuers filed with the SEC. All information contained herein on the Reference Stocks and on the Reference Stock Issuers is derived from publicly available sources and is provided for informational purposes only. We do not make any representation that these publicly available documents are accurate or complete.

The Reference Stocks are registered under the Securities Exchange Act of 1934. Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website described under “Where You Can Find More Information” on page 58 of the accompanying base prospectus. In addition, information regarding a Reference Stock Issuer may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

General Electric Company

General Electric Company has stated in its filings with the SEC that it develops, manufactures and markets products for the generation, transmission, distribution, control and utilization of electricity. Its products include appliances, lighting products, medical diagnostic imaging systems, electrical distribution and control equipment, locomotives, power generation and delivery products, nuclear power support services and fuel assemblies, aircraft jet engines, security equipment and systems, and plastics.

Historical Information of the Common Stock of General Electric Company

The following graph sets forth the historical performance of the common stock of General Electric Company based on the daily closing price of the common stock of General Electric Company from March 4, 2003 through March 4, 2008. The closing price of the common stock of General Electric Company on March 4, 2008 was $33.52. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of General Electric Company should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of General Electric Company during the term of the notes. We cannot give you assurance that the performance of the common stock of General Electric Company will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that General Electric Company will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of General Electric Company.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note:

The following table illustrates hypothetical Payments at Maturity or upon Automatic Call or the Physical Delivery Amount (or, at our election, the Cash Value thereof) on a $1,000 investment in the notes linked to the common stock of General Electric Company, based on a range of hypothetical closing prices of the Reference Stock on the Final Review Date and closing prices of the applicable Reference Stock on the Review Dates and assuming that the closing price of the Reference Stock is not below the Trigger Price on any day during the Observation Period, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Observation Period.”

For this table of hypothetical Payments at Maturity and Payments upon Automatic Call, we have also assumed the following:

•	Call Price: $33.52

•	Trigger Price: $25.14

Hypothetical lowest closing price of the common stock of GE during the Observation Period	Hypothetical closing price on the First Review Date	Hypothetical closing price on the Second Review Date	Hypothetical closing price on the Final Review Date	Hypothetical Payment upon Automatic Call at first Call Settlement Date	Hypothetical Payment upon Automatic Call at second Call Settlement Date	Hypothetical Payment at Maturity*†	Hypothetical Total Value of Payment Received at Maturity*
$26.82	$30.17	$26.82	$38.55	N/A	N/A	$1,430.50	$1,430.50
$30.17	$30.17	$36.87	N/A	N/A	$1,287.00	N/A	N/A
$30.17	$36.87	N/A	N/A	$1,143.50	N/A	N/A	N/A
$16.76	$31.84	$31.84	$67.04	N/A	N/A	$1,430.50	$1,430.50
$16.76	$31.84	$67.04	N/A	N/A	$1,287.00	N/A	N/A
$16.76	$67.04	N/A	N/A	$1,143.50	N/A	N/A	N/A
$26.82	$30.17	$26.82	$28.49	N/A	N/A	$1,000.00	$1,000.00
$23.46	$30.17	$23.46	$28.49	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$850.00
$16.76	$31.84	$31.84	$25.14	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$750.00
$16.76	$31.84	$31.84	$16.76	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$500.00
$8.38	$31.84	$31.84	$8.38	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$250.00
$0.00	$31.84	$31.84	$0.00	N/A	N/A	29 shares of GE (or the Cash Value thereof)	$0.00
*	If you receive the Physical Delivery Amount (or, at our election, the Cash Value thereof), the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.
†	The hypothetical Payment at Maturity includes both the Payment at Maturity and the Payment upon Automatic Call at the third Call Settlement Date.

Note that you will receive at the Call Settlement Date or at maturity either the Payment upon Automatic Call, shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above include the value of any fractional shares, which will be paid in cash.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity may be more or less than the amounts displayed in the hypothetical examples and will depend in part on the closing price of the Reference Stock on the Pricing Date and the Stock Adjustment Factor on the Final Review Date.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of General Electric Company.

The following examples illustrate hypothetical simple total return (i.e., not compounded) payments at maturity on a $1,000 investment in the notes linked to the common stock of General Electric Company that could be realized on the applicable Review Date or on the Maturity Date for various closing prices. The following examples assume a Call Price equal to a hypothetical Initial Share Price of $33.52. The examples assume that the Call Premiums used to calculate the Payment upon Automatic Call applicable to the First, Second and Final Review Dates are 14.35%, 28.70% and 43.05%, respectively. The examples further assume that the Stock Adjustment Factor remains constant at 1.0 and we do not elect to pay the Cash Value instead of the Physical Delivery Amount. There will be only one payment on each note whether automatically called or at maturity. The following examples illustrate how the total value of payments received are calculated.

Example 1: The closing price of the Reference Stock increased from the Initial Share Price of $33.52 to a closing price of $36.87 on the First Review Date.

Because the Reference Stock’s closing price of $36.87 was above the Call Price of $33.52, the notes were automatically called, and you would receive a single payment of $1,143.50 per $1,000 principal amount note calculated as follows:

$1,000 + (14.35% × $1,000) = $1,143.50

Example 2: The closing price of the Reference Stock decreased from the Initial Share Price of $33.52 to $31.84 on the First Review Date, and increased to $67.04 on the Second Review Date.

Because the Reference Stock’s closing price is below the Call Price on the First Review Date, the notes were not automatically called on that Review Date. Because the Reference Stock’s closing price was above the Call Price of $33.52 on the Second Review Date, however, the notes were automatically called at that time and you would receive a single payment of $1,287.00 per $1,000 note calculated as follows:

$1,000 + (28.70% × $1,000) = $1,287.00

Example 3: The closing price of the Reference Stock decreased from the Initial Share Price of $33.52 to $30.17 on the First Review Date, decreased to $26.82 on the Second Review Date, and increased to $38.55 on the Final Review Date.

Because the Reference Stock’s closing price was below the Call Price on the First Review Date and the Second Review Date, the notes were not automatically called on those Review Dates. Because the Reference Stock’s closing price of $38.55 on the Final Review Date was above the Call Price of $33.52, the notes were automatically called and you would receive a single payment of $1,430.50 per $1,000 note calculated as follows:

$1,000 + (43.05% × $1,000) = $1,430.50

Example 4: The closing price of the Reference Stock decreased from the Initial Share Price of $33.52 to $30.17 on the First Review Date, decreased further to $26.82 on the Second Review Date, and increased to $28.49 on the Final Review Date.

Because (1) the price of the Reference Stock was below the Call Price on every Review Date and the notes were not called, and (2) the Reference Stock’s closing price was never lower than the Trigger Price, a Trigger Event did not occur and you would receive a single payment of $1,000 per $1,000 note.

Example 5: The closing price of the Reference Stock decreased from the Initial Share Price of $33.52 to $30.17 on the First Review Date, decreased further to $23.46 on the Second Review Date, and increased to $28.49 on the Final Review Date.

Because the Reference Stock’s closing price was below the Call Price on every Review Date, the notes were not called. Because the Reference Stock’s closing price did fall to $23.46, a Trigger Event occurred and you would receive 29 shares of the common stock of General Electric Company, and the cash value of any fractional shares, in this case equal to $23.73.

General Motors Corporation

General Motors Corporation has stated in its filings with the SEC that it is primarily engaged in the worldwide development, production and marketing of cars, trucks, and parts. General Motors Corporation also conducts finance and insurance operations through GMAC LLC. GMAC LLC was a wholly owned subsidiary until November 30, 2006, when General Motors Corporation sold a 51% controlling ownership interest in GMAC LLC to a consortium of investors. GMAC LLC provides a broad range of financial services, including consumer vehicle financing, automotive dealership and other commercial financing, residential mortgage services, automobile service contracts, personal automobile insurance coverage, and selected commercial insurance coverage.

Historical Information of the Common Stock of General Motors Corporation

The following graph sets forth the historical performance of the common stock of General Motors Corporation based on the daily closing price of the common stock of General Motors Corporation from March 4, 2003 through March 4, 2008. The closing price of the common stock of General Motors Corporation on March 4, 2008 was $23.07. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The historical performance of the common stock of General Motors Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of General Motors Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of General Motors Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that General Motors Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of General Motors Corporation.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note:

The following table illustrates hypothetical Payments at Maturity or upon Automatic Call or Physical Delivery Amount (or, at our election, the Cash Value thereof) on a $1,000 investment in the notes linked to the common stock of General Motors Corporation, based on a range of hypothetical closing prices of the Reference Stock on the Final Review Date and closing prices of the applicable Reference Stock on the Review Dates and assuming that the closing price of the Reference Stock is not below the Trigger Price on any day during the Observation Period, except as indicated in the column titled “Hypothetical lowest closing price of the Reference Stock during the Observation Period.”

For this table of hypothetical Payments at Maturity and Payments upon Automatic Call, we have also assumed the following:

•	Call Price: $23.07
•	Trigger Price: $17.30

Hypothetical lowest closing price of the common stock of GM during the Observation Period	Hypothetic al closing price on the First Review Date	Hypothetical closing price on the Second Review Date	Hypothetical closing price on the Final Review Date	Hypothetical Payment upon Automatic Call at first Call Settlement Date	Hypothetical Payment upon Automatic Call at second Call Settlement Date	Hypothetical Payment at Maturity*†	Hypothetical Total Value of Payment Received at Maturity*
$18.46	$20.76	$18.46	$26.53	N/A	N/A	$1,976.50	$1,976.50
$20.76	$20.76	$25.38	N/A	N/A	$1,651.00	N/A	N/A
$20.76	$25.38	N/A	N/A	$1,325.50	N/A	N/A	N/A
$11.54	$21.92	$21.92	$46.14	N/A	N/A	$1,976.50	$1,976.50
$11.54	$21.92	$46.14	N/A	N/A	$1,651.00	N/A	N/A
$11.54	$46.14	N/A	N/A	$1,325.50	N/A	N/A	N/A
$18.46	$20.76	$18.46	$19.61	N/A	N/A	$1,000.00	$1,000.00
$16.15	$20.76	$16.15	$19.61	N/A	N/A	43 shares of GM (or the Cash Value thereof)	$850.00
$11.54	$21.92	$21.92	$17.30	N/A	N/A	43 shares of GM (or the Cash Value thereof)	$750.00
$11.54	$21.92	$21.92	$11.54	N/A	N/A	43 shares of GM (or the Cash Value thereof)	$500.00
$5.77	$21.92	$21.92	$5.77	N/A	N/A	43 shares of GM (or the Cash Value thereof)	$250.00
$0.00	$21.92	$21.92	$0.00	N/A	N/A	43 shares of GM (or the Cash Value thereof)	$0.00
*	If you receive the Physical Delivery Amount (or, at our election, the Cash Value thereof), the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.
†	The hypothetical Payment at Maturity includes both the Payment at Maturity and the Payment upon Automatic Call at the third Call Settlement Date.

Note that you will receive at the Call Settlement Date or at maturity either the Payment upon Automatic Call, shares of the Reference Stock (or, at our election, the Cash Value thereof) or the principal amount of your note in cash, as applicable. Also note that if you receive the Physical Delivery Amount, the total value of payment received at maturity shown in the table above include the value of any fractional shares, which will be paid in cash.

The actual number of shares of the Reference Stock (or, at our election, the Cash Value thereof) you would receive at maturity may be more or less than the amounts displayed in the hypothetical examples and will depend in part on the closing price of the Reference Stock on the Pricing Date and the Stock Adjustment Factor on the Final Review Date.

Examples of Hypothetical Payment at Maturity for Each $1,000 Principal Amount Note Linked to the Common Stock of General Motors Corporation.

The following examples illustrate hypothetical simple total return (i.e., not compounded) payments at maturity on a $1,000 investment in the notes linked to the common stock of General Motors Corporation that could be realized on the applicable Review Date or on the Maturity Date for various closing prices. The following examples assume a Call Price equal to a hypothetical Initial Share Price of $23.07. The examples assume that the Call Premiums used to calculate the Payment upon Automatic Call applicable to the First, Second and Final Review Dates are 32.55%, 65.10% and 97.65%, respectively. The examples further assume that the Stock Adjustment Factor remains constant at 1.0 and we do not elect to pay the Cash Value instead of the Physical Delivery Amount. There will be only one payment on each note whether automatically called or at maturity. The following examples illustrate how the total value of payments received are calculated.

Example 1: The closing price of the Reference Stock increased from the Initial Share Price of $23.07 to a closing price of $25.38 on the First Review Date.

Because the Reference Stock’s closing price of $25.38 was above the Call Price of $23.07, the notes were automatically called, and you would receive a single payment of $1,325.50 per $1,000 principal amount note calculated as follows:

$1,000 + (32.55% × $1,000) = $1,325.50

Example 2: The closing price of the Reference Stock decreased from the Initial Share Price of $23.07 to $20.76 on the First Review Date, and increased to $25.38 on the Second Review Date.

Because the Reference Stock’s closing price is below the Call Price on the First Review Date, the notes were not automatically called on that Review Date. Because the Reference Stock’s closing price was above the Call Price of $23.07 on the Second Review Date, however, the notes were automatically called at that time and you would receive a single payment of $1,651.00 per $1,000 note calculated as follows:

$1,000 + (65.10% × $1,000) = $1,651.00

Example 3: The closing price of the Reference Stock decreased from the Initial Share Price of $23.07 to $20.76 on the First Review Date, decreased to $18.46 on the Second Review Date, and increased to $26.53 on the Final Review Date.

Because the Reference Stock’s closing price was below the Call Price on the First Review Date and the Second Review Date, the notes were not automatically called on those Review Dates. Because the Reference Stock’s closing price of $26.53 on the Final Review Date was above the Call Price of $23.07, the notes were automatically called and you would receive a single payment of $1,976.50 per $1,000 note calculated as follows:

$1,000 + (97.65% × $1,000) = $1,976.50

Example 4: The closing price of the Reference Stock decreased from the Initial Share Price of $23.07 to $20.76 on the First Review Date, decreased further to $18.46 on the Second Review Date, and increased to $19.61 on the Final Review Date.

Because (1) the price of the Reference Stock was below the Call Price on every Review Date and the notes were not called, and (2) the Reference Stock’s closing price was never lower than the Trigger Price, a Trigger Event did not occur and you would receive a single payment of $1,000 per $1,000 note.

Example 5: The closing price of the Reference Stock decreased from the Initial Share Price of $23.07 to $20.76 on the First Review Date, decreased further to $16.15 on the Second Review Date, and increased to $19.61 on the Final Review Date.

Because the Reference Stock’s closing price was below the Call Price on every Review Date, the notes were not called. Because the Reference Stock’s closing price did fall to $16.15, a Trigger Event occurred and you would receive 43 shares of the common stock of General Motors Corporation, and the cash value of any fractional shares, in this case equal to $6.79.

Supplemental Plan of Distribution

We have agreed to sell to Lehman Brothers Inc. and Lehman Brothers Inc. has agreed to purchase, all of the notes at the price indicated on the cover of the pricing supplement.

We have agreed to indemnify Lehman Brothers Inc. against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that Lehman Brothers Inc. may be required to make relating to these liabilities as described in the MTN prospectus supplement and the base prospectus.

Lehman Brothers Inc. will offer the notes initially at a public offering price equal to the issue price set forth on the cover of the pricing supplement. After the initial public offering, the public offering price may from time to time be varied by Lehman Brothers Inc.

We expect to deliver the Notes against payment on or about March 31, 2008, which is the fourth business day following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if any purchaser wishes to trade the Notes on the Trade Date, it will be required, by virtue of the fact that the Notes initially will settle on the fourth business day following the Trade Date, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the notes and Lehman Brothers Inc. and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.